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Seelos Therapeutics, Inc. Releases Letter to its Stockholders

NEW YORK, December 22, 2023 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL) (“Seelos” ), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today released a letter to its stockholders from Raj Mehra, Ph.D., Chairman and Chief Executive Officer of Seelos, the text of which is copied below.

Dear Seelos Stockholders,

I am writing to you now at an important time in our Company’s history to provide updates on our lead programs, an update on our potential partnering and collaboration process as well as the upcoming special meeting of stockholders.

I would like to begin by addressing our recently completed reverse stock split and underwritten public offering. We found ourselves in a position of non-compliance with   Nasdaq’s $1.00 minimum bid price per share requirement for continued listing, which affected our ability to raise financing due to our nominal stock price and number of shares outstanding. This was not an easy decision, but we felt that effectuating the reverse split was necessary and in the best interest of the company and our stockholders.

We are highly encouraged by the recently announced selection of SLS-002 for inclusion in the U.S. Department of Defense’s (DOD) Adaptive Platform Trial to evaluate potential treatments for post-traumatic stress disorder (PTSD). The DOD funding of this trial provides us the opportunity to study SLS-002 in a much larger patient population where there is still an unmet need for a therapeutic designed to effectively treat PTSD. We are working closely with the DOD’s project managers and subcontractors to finalize the protocols in order to initiate our portion of the study.  While the DOD will fund this study, we will retain all the developmental and potential commercial rights to SLS-002.

We completed our End of Phase II meeting with the FDA on December 20th and engaged in a highly collaborative discussion on the path forward for the development of SLS-002 in adults with Acute Suicidal Ideation and Behavior in Major Depressive Disorder. We will provide updates to our stockholders once the FDA releases official minutes from the meeting.

On the SLS-005 program, we are working with the Healey Center on the Phase II/III study in amyotrophic lateral sclerosis (ALS) and we will provide an update to our stockholders accordingly when available.

Additionally, on the SLS-005 program, we have begun analyzing the blinded data from the double blind, placebo-controlled, Phase IIb/III study in Spinocerebellar Ataxia which, as announced in March 2023, was temporarily paused for additional enrollment due to our financial constraints. While analyzing the blinded data for 22 participants through 6 months of treatment, the overall mean neurofilament light (NfL) biomarker and Modified Scale for Assessment and Rating of Ataxia (m-SARA) scores appear to be decreasing over the 6-month time period, which is not expected for SCA patients’ disease progression. Therefore, this blinded data suggests that SLS-005 may have a potential drug effect in these patients. NfL is a non-specific biomarker for additional neurodegenerative conditions, including Alzheimer's disease, multiple sclerosis, and ALS.

Our main focus is attracting partnerships, and we are currently engaging in discussions with potential strategic partners, under confidentiality agreements, who are reviewing public and non-public data as well as awaiting additional data releases on our lead programs SLS-002 and SLS-005.

Lastly, you should have received or will soon receive your ballot to vote ahead of the Special Meeting of Stockholders to be held on January 10, 2024. There are two important proposals to be voted on at this Special Meeting and we respectfully ask for your approval on both proposals.  The first proposal is to increase the number of shares we may issue to Lind Partners under our convertible note in accordance with Nasdaq Listing Rule 5635(d).  The approval of this proposal would provide us with the flexibility to satisfy payments of principal and interest on this outstanding debt, when due, with either shares of stock or with cash.  The second proposal is to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, to increase the number of our authorized shares of common stock to a total of 400,000,000 shares.  Due to the reverse split and financing, it is necessary to request an increase of our authorized share count in order to allow the company the necessary flexibility needed by all public companies to have authorized shares available for general corporate needs, including financings, equity compensation, general corporate transactions and other potential strategic transactions. This vote is solely for approval of an increase in the authorized share count and does not mean that the full number of additional authorized shares will be  issued.

We ask for your support in the proxy vote to allow us the ability to continue the development of SLS-002 in PTSD and Acute Suicidal Ideation and Behavior and SLS-005 in ALS and SCA.

Your support will enable us to continue working towards our goal of treating the many patients that we are trying to help through our work.

Sincerely,

Raj Mehra and the Seelos Therapeutics Team

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD), amyotrophic lateral sclerosis (ALS) and spinocerebellar ataxia (SCA), as well as early-stage programs in Huntington's disease, Alzheimer's disease, and Parkinson's disease.

For more information, please visit our website: https://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding Seelos' study of SLS-002 for ASIB in patients with MDD, the phase II/III study of SLS-005 for the treatment of spinocerebellar ataxia, the DOD’s adaptive platform trial to evaluate potential treatments for PTSD, SLS-002’s and SLS-005’s prospects and potential, the status of collaborative discussions with the FDA regarding a potential path forward for the development of SLS-002, the timing for any potential updates regarding SLS-002 and the Phase II/III study of SLS-005 in amyotrophic lateral sclerosis (ALS), and the status of discussions with strategic partners under confidentiality agreements. These statements are based on Seelos' current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with Seelos' business and plans described herein include, but are not limited to, the risk of not getting shareholder approval of the proposals presented at the Special Meeting, the risk of not successfully executing its preclinical and clinical studies, and not gaining marketing approvals for its product candidates, the risk that prior clinical results may not be replicated in future studies and trials, the risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval, the risks associated with the implementation of a new business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

Anthony Marciano
Chief Communications Officer
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
https://seelostherapeutics.com/
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos

Mike Moyer
Managing Director
LifeSci Advisors, LLC
250 West 55th St., Suite 3401
New York, NY 10019
(617) 308-4306
mmoyer@lifesciadvisors.com